Exhibit 99.1

Vermillion Reports First Quarter 2017 Financial Results

Conference Call scheduled for today, May 14 at 4:30 p.m. ET

AUSTIN, Texas — May 14, 2018 — Vermillion, Inc. (NASDAQ: VRML), a bio-analytical solutions company focused on gynecologic disease, reported on its financial results for the first quarter ended March 31, 2018.

Valerie Palmieri, President and CEO, stated, “We commenced our commercialization strategy in the first quarter with the deployment of strategic sales representatives in key territories. We have seen strong signs of success and plan to continue our commercialization investments which we believe should show meaningful results in the second half of 2018.”

Recent Corporate Developments-

•

The new PAMA price for OVA1 of $897 per sample went into effect on January 1, 2018. The average rate per sample paid in the first quarter of 2018 was $721 compared to $127 in the first quarter of 2017. The percentage paid was 81% in the first quarter of 2018 compared to 60% the first quarter of 2017.

•	Managed Care Updates:
o	Contract agreement lives increased by 26% at March 31, 2018 compared to March 31, 2017 including a very key Northeast Benefits Fund awarded during the first quarter of 2018.
o	Positive Medical Policy lives increased by 47% as of March 31, 2018 compared to March 31, 2017.
o	Total covered lives under contract is 86% to date.

•	Sales Adoption Update
o	Regional Channel Partner launched in May 2018

o	Introduction of new sales representatives and payer coverage are yielding positive results as follows:
▪	Philadelphia territory increased from 39 to 58 samples from Q4 2017 to Q1 2018 – a 49% increase
▪	Dallas Fort Worth territory increased from 12 to 37 samples from Q4 2017 to Q1 2018 – a 208% increase off a small base.
▪

New York Metro, prior to coverage, the territory was at a run rate of 143 specimens per quarter. For the first quarter of 2018, we are up to 165 per quarter and in the second quarter to date 2018, the territory is running at a 200 per quarter run rate.

•

A renown National Continuing Medical Education (CME) program, highlighted OVA1 as a key risk assessment strategy in an activity entitled: “Adnexal Mass Management: Risk Stratification & Management Practice for Best Patient Outcomes.” The program reached 7,614 healthcare providers with 714 completing the program for CME credit to date. This rate of penetration is very high according to CME company metrics.

•

In the UpToDate article entitled: “Serum biomarkers for evaluation of an adnexal mass for epithelial carcinoma of the ovary, fallopian tube, or peritoneum,” published in the March 2018 issue, authors Frederick Rand Ueland, MD and Andrew John Li, MD found that physicians using the OVA1 test in conjunction with the American College of Obstetricians and Gynecologists (ACOG) criteria identified more ovarian cancers than physicians using the ACOG criteria alone. UpToDate is an evidence-based physician-authored clinical decision support resource used by physicians to make point-of-care decisions and is read by over 1.3 million clinicians in more over 180 countries.

•

We completed concurrent underwritten public offerings of Vermillion, Inc. common and preferred stock on April 17, 2018 with net proceeds after offering expenses of $13.3 million. The proceeds should enable Vermillion to drive its commercialization strategy for OVA1 in the US.

Q1 2018 Financial Results

•	Total revenue in the first quarter of 2018 was $649 thousand compared to $728 thousand in the same year-ago quarter.

o

Product revenue in the first quarter of 2018 totaled $613 thousand compared to $678 thousand in the prior year quarter, representing a 9.6% year-over-year decrease. The decrease was driven by the major volume loss of one low priced legacy customer as we previously disclosed in Q3 2017 (the “Legacy Customer”).

o	In addition, revenue on a per test performed basis increased to $337 per test in the first quarter of 2018 compared to $296 in the first quarter of 2017, representing a 14% increase.

•

There were 1,818 OVA1 tests performed during the first quarter of 2018 compared to the 2,293 OVA1 tests performed in the prior year quarter, or a 21% decrease. The majority of the decrease was associated with the Legacy Customer as noted on prior earnings calls. We expect the test volume to improve over the course of the year, primarily in the second half of the year as we see the results of increased sales and marketing investments made in the first half of the year.

•

Cost of product revenue was $533,000 for the first quarter of 2018 compared to $422,000 for the first quarter of 2017, representing an increase of 26% due primarily to some equipment maintenance costs, increased postage and Quest Diagnostics Incorporated project management fees incurred in the first quarter of 2018

•

ASPIRA IVD Service revenue in the first quarter of 2018 totaled $36 thousand, a decrease of $12 thousand compared with the first quarter of 2017. At March 31, 2018, we had a backlog of $490 thousand which is scheduled for completion in 2018.  Normally, ASPiRA IVD revenue varies from quarter to quarter based on the stage of ongoing customer projects. Cost of ASPiRA IVD service revenue was $270 thousand for the first quarter of 2018 an 11% decrease compared with the same period in 2017 reflecting reduction in variable costs.

•

Total operating expenses in the first quarter of 2018 were approximately $2.7 million compared to $2.7 million in the same year-ago quarter, or essentially flat. Research and development expenses for the first quarter of 2018 decreased by $83 thousand, or 37%, compared to the same period in 2017. Sales and marketing expenses for the first quarter of 2018 increased $202,000, or 20%, compared to the same period in 2017. This increase was primarily due to increased headcount and personnel-related expenses in the first quarter of 2018 compared to 2017. General and administrative expenses for the first quarter of 2018 decreased by $93 thousand, or 7%, compared to the same period in 2017.

•

Net loss for the first quarter of 2018 was $2.85 million as compared to a net loss of $2.67 million for the first quarter of 2017. Our net loss per common share was flat year over year for the first quarter at (.05).

•

Cash and cash equivalents were $3.1 million at March 31, 2018. We utilized $2.4 million in cash in the first quarter of 2018. As previously noted, we completed a capital raise in the second quarter and we have adequate liquidity for the foreseeable future.

Conference Call and Webcast

Vermillion’s President and CEO, Valerie Palmieri, will host a call today to discuss results followed by a question and answer period at 4:30 p.m. Eastern Time.

Monday, May 14th @ 4:30pm Eastern Time

Domestic:800-239-9838

International:323-794-2551

Conference ID:5200441

Webcast:http://public.viavid.com/index.php?id=129615

Replays, Available through May 28:

Domestic:844-512-2921

International:412-317-6671

Replay PIN:5200441

About Vermillion

Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic and bio-analytical solutions that help physicians diagnose, treat and improve gynecological health outcomes for women. Vermillion, along with its prestigious scientific collaborators, discovers, develops, and delivers innovative diagnostic and technology tools that help women with serious diseases. The company's initial in vitro diagnostic test, OVA1® (MIA), was the first FDA cleared, protein-based In Vitro Diagnostic Multivariate Index Assay, and represented a new class of software-based liquid biopsy in vitro diagnostics. In March 2016, Vermillion received FDA clearance for Overa™, a Multivariate Index Assay 2nd Generation (MIA2G) test with significantly improved specificity and ease of use. Vermillion, Inc.’s tests are intended to characterize and stage disease, and to help guide decisions regarding patient treatment, which may include decisions to refer patients to specialists, to perform additional testing, or to assist in monitoring response to therapy.

Forward Looking Statement

This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties.  All statements other than statements of historical facts contained in this press release are forward-looking statements, including statements regarding Vermillion’s commercialization plans and the results thereof, expected uses of proceeds from Vermillion’s second quarter 2018 equity offerings, future test volumes and future liquidity needs.   Words such as “may,” “expects,” “intends,” “anticipates,” “believes,” “estimates,” “plans,” “seeks,” “could,” “should,” “continue,” “will,” “potential,” “projects” and similar expressions are intended to identify forward-looking statements.  These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including risks and uncertainties inherent in Vermillion’s business, including those described in the section entitled “Risk Factors” in Vermillion’s Annual Report on Form 10-K for the year ended December 31, 2017.  The events and circumstances reflected in Vermillion’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-

looking statements.  Vermillion expressly disclaims any obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this press release, except as required by law

Investor Relations Contact:

Ashley R. Robinson

LifeSci Advisors, LLC

Tel 617-535-7742

Arr@lifesciadvisors.com

Vermillion, Inc.

Consolidated Balance Sheets

(Amounts in Thousands, Except Share and Par Value Amounts)

(Unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$3,103	$5,539
Accounts receivable	763	205
Prepaid expenses and other current assets	460	459
Inventories	102	102
Total current assets	4,428	6,305
Property and equipment, net	1,019	1,181
Other assets	-	11
Total assets	$5,447	$7,497

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$756	$745
Accrued liabilities	1,812	1,650
Short-term debt	186	185
Other current liabilities	20	29
Total current liabilities	2,774	2,609
Non-current liabilities:
Long-term debt	1,434	1,481
Other non-current liabilities	-	-
Total liabilities	4,208	4,090
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.001 per share, 150,000,000 shares authorized at
March 31, 2018 and December 31, 2017; 60,039,338 and 60,036,017 shares issued and outstanding at March 31, 2018 and December 31, 2017,
respectively	60	60
Additional paid-in capital	399,582	399,400
Accumulated deficit	(398,403)	(396,053)
Total stockholders’ equity	1,239	3,407
Total liabilities and stockholders’ equity	$5,447	$7,497

Vermillion, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except Share and Per Share Amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2018	2017
Revenue:
Product	$613	$678
Service	36	48
Total revenue	649	726
Cost of revenue(1):
Product	533	422
Service	270	305
Total cost of revenue	803	727
Gross profit (loss)	(154)	(1)
Operating expenses:
Research and development(2)	142	225
Sales and marketing(3)	1,225	1,023
General and administrative(4)	1,314	1,407
Total operating expenses	2,681	2,655
Loss from operations	(2,835)	(2,656)
Interest income (expense), net	(12)	(12)
Other income (expense), net	(3)	(5)
Net loss	$(2,850)	$(2,673)
Net loss per share - basic and diluted	$(0.05)	$(0.05)
Weighted average common shares used to compute basic and diluted net loss per common share	60,037,161	54,123,038
Non-cash stock-based compensation expense included in cost of revenue and operating expenses:
(1) Cost of revenue	$30	$39
(2) Research and development	1	3
(3) Sales and marketing	43	37
(4) General and administrative	108	215